 Exhibit 10.1

Conmed healthcare management, inc.

2007 stock option plan

Amendment No. 4

Pursuant to Section 12.1 of the Conmed Healthcare Management, Inc. 2007 Stock Option Plan, as amended (the “Plan”), and in accordance with the resolutions of the Board of Directors of Conmed Healthcare Management, Inc. adopted on March 1, 2012, the first sentence of Section 3 of the Plan is amended in its entirety to read as follows:

Subject to the provisions of Section 6.1.1 of the Plan, the total number of Shares which may be issued under Awards granted pursuant to this Plan shall not exceed four million one hundred thousand (4,100,000) Shares.